PRESS RELEASE – FOR IMMEDIATE RELEASE
OMEGA ANNOUNCES SECOND QUARTER 2016 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.87 AND EPS OF $0.57 PER SHARE FOR THE SECOND QUARTER

HUNT VALLEY, MARYLAND – August 2, 2016 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company" or "Omega") today announced its results of operations for the three-month period ended June 30, 2016.  The Company also reported for the three-month period ended June 30, 2016 Funds From Operations ("FFO") of $172.3 million or $0.87 per common share, Funds Available For Distribution ("FAD") of $154.0 million and net income of $113.2 million, or $0.57 per common share.
The $172.3 million of FFO for the second quarter of 2016 includes $3.7 million of non-cash stock-based compensation expense and $3.5 million of acquisition and merger related costs.  These were offset by a $5.4 million prepayment penalty (cash received) related to early termination of mortgages and a $1.2 million recovery related to provisions for uncollectible mortgages, notes and straight-line receivables.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts ("NAREIT").  Adjusted FFO was $0.87 per common share for the three-month period ended June 30, 2016.  FFO, Adjusted FFO and FAD are non-GAAP financial measures.  Adjusted FFO is calculated as FFO excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: acquisition and merger related costs, interest refinancing costs, provisions for impairment, uncollectible mortgages and accounts receivable and stock-based compensation expense.  For more information regarding FFO, Adjusted FFO and FAD, see the "Second Quarter 2016 Results – Funds From Operations" section.
GAAP NET INCOME
For the three-month period ended June 30, 2016, the Company reported net income of $113.2 million, or $0.57 per common share, on operating revenues of $228.8 million.  This compares to net income of $43.5 million, or $0.22 per common share, on operating revenues of $197.7 million, for the same period in 2015.
For the six-month period ended June 30, 2016, the Company reported net income of $171.4 million, or $0.86 per common share, on operating revenues of $441.7 million.  This compares to net income of $86.5 million, or $0.53 per common share, on operating revenues of $331.1 million, for the same period in 2015.
The year-to-date increase in net income compared to the prior year was primarily due to revenue associated with the acquisition by merger (the "Aviv Merger") of Aviv REIT, Inc. ("Aviv") on April 1, 2015 and new investments completed in 2015 and 2016.  This increase was partially offset by (i) $38.2 million in increased depreciation and amortization expense, (ii) $28.6 million in increased impairments on real estate assets, (iii) $6.3 million in increased interest expense, (iv) $4.0 million in incremental general and administrative expenses, (v) $4.0 million increase in provisions for uncollectible mortgages, notes and straight-line receivables and (vi) a $2.0 million increase in stock-based compensation expense.

2016 RECENT DEVELOPMENTS AND SECOND QUARTER HIGHLIGHTS

In Q3 2016, the Company…
•	repurchased an outstanding $180 million secured term loan due 2019.
•	increased its quarterly common stock dividend rate to $0.60 per share.
•	issued $700 million aggregate principal amounts of its 4.375% Senior Notes due 2023.

In Q2 2016, the Company…
•	completed $220 million in new investments.
•	invested $28 million in capital renovation and construction in progress projects.
•	increased its quarterly common stock dividend rate to $0.58 per share.

In Q1 2016, the Company…
•	completed $494 million in new investments.
•	invested $31 million in capital renovation and construction in progress projects.
•	completed a $350 million senior unsecured 5-year term loan.
•	increased its quarterly common stock dividend rate to $0.57 per share.

SECOND QUARTER 2016 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended June 30, 2016 totaled $228.8 million.  Operating expenses for the three-month period ended June 30, 2016 totaled $86.6 million and were comprised of $65.5 million of depreciation and amortization expense, $8.2 million of general and administrative expense, $6.9 million impairment on real estate assets, $3.7 million of stock-based compensation expense and $3.5 million of acquisition and merger related costs.
The Company also recorded a $1.2 million adjustment in provision for uncollectible mortgages, notes and straight line receivables representing a recovery of a receivable previously written-off.  For information regarding the $6.9 million of real estate impairments, see the "Asset Disposition and Impairments" section.
Other Income and Expense – Other income and expense for the three-month period ended June 30, 2016 was a net expense of $41.9 million, which was primarily comprised of $39.7 million of interest expense and $2.2 million of amortized deferred financing costs.
Funds From Operations – For the three-month period ended June 30, 2016, reportable FFO was $172.3 million, or $0.87 per common share on 199 million weighted-average common shares outstanding, compared to $100.7 million, or $0.52 per common share on 194 million weighted-average common shares outstanding, for the same period in 2015.
The $172.3 million of FFO for the three-month period ended June 30, 2016 includes the impact of a $5.4 million cash receipt related to early termination of mortgages, $3.7 million of non-cash stock-based compensation expense, $3.5 million of acquisition and merger related costs and a $1.2 million adjustment (recovery) related to the provision for uncollectible mortgages, notes and straight-line receivables.
The $100.7 million of FFO for the three-month period ended June 30, 2015 includes the impact of $47.1 million of acquisition related costs, $2.9 million of non-cash stock-based compensation expense and a $1.0 million adjustment (gain) related to interest refinancing activities.
Adjusted FFO was $173.0 million, or $0.87 per common share, for the three months ended June 30, 2016, compared to $149.7 million, or $0.77 per common share, for the same period in 2015.  For further information see the "Funds From Operations" schedule.

FINANCING ACTIVITIES

$180 Million Secure Term Loan Repurchase – On July 25, 2016, the Company purchased the outstanding $180 million secured term loan to two subsidiaries of the Company that were acquired as part of the Aviv Merger on April 1, 2015.  The Company paid $180 million plus a 1% prepayment fee to purchase the debt.  The Company's purchase of this term loan eliminates the debt on the Company's consolidated financial statements going forward.  .  The term loan was secured by real estate assets having a net carrying value of $290.5 million at June 30, 2016. The interest rate was based on LIBOR, with a floor of 50 basis points, plus a margin of 350 basis points. The interest rate at June 30, 2016 was 4.13% per annum.
$700 Million Senior Notes – On July 12, 2016, the Company sold $700 million aggregate principal amount of its 4.375% Senior Notes due 2023 (the "2023 Notes").  The 2023 Notes were sold at an issue price of 99.739% of their face value before the underwriters' discount.  The Company's net proceeds from the offering, after deducting underwriting discounts and expenses, were approximately $692.0 million.  The net proceeds from the offering were used to repay outstanding borrowings under the Company's revolving credit facility and for general corporate purposes.
As of June 30, 2016, the Company had $470 million of outstanding borrowings under its revolving credit facility and $1.1 billion of outstanding unsecured term loan borrowings.
Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the first two quarters of 2016, the Company sold the following shares of its common stock under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

Equity Shelf (At-The-Market) Program for 2016
(in thousands, except price per share)

	Q1	Q2	Year To Date

Number of shares	-	-	-
Average price per share	$-	$-	$-
Gross proceeds	$-	$-	$-

Dividend Reinvestment and Common Stock Purchase program for 2016
(in thousands, except price per share)

	Q1	Q2	Year To Date

Number of shares	660	2,237	2,897
Average price per share	$29.84	$32.98	$32.26
Gross proceeds	$19,691	$73,763	$93,454

2016 Q2 RECENT DEVELOPMENTS AND PORTFOLIO ACTIVITY

$220 Million of New Investments in Q2 2016 – In Q2 2016, the Company completed four separate transactions totaling $220 million of new investments.  The new investments consisted of the following:
$32 Million Acquisition – In May 2016, the Company acquired three skilled nursing facilities ("SNFs") located in Colorado (2) and Missouri (1) from an unrelated third party for $31.8 million and leased them to an existing operator.  The SNFs, consisting of 344 operating beds, were added to the existing operator's master lease with an initial annual cash yield of 9.0% with 2.5% annual escalators.
$9 Million Mezzanine Loan – In April 2016, the Company invested $8.5 million in a mezzanine loan with a third party.  The loan bears interest at 11% per annum and matures in May 2021.
$114 Million Acquisition – In April 2016, the Company acquired 10 care homes (similar to assisted living facilities ("ALFs") in the United States) in the United Kingdom ("UK") from an unrelated third party for approximately $113.8 million (USD) and leased them to its existing UK operator.  The 10 care homes with 743 registered beds were added to the existing operator's 12-year master lease which has an initial annual cash yield of 7% with 2.5% annual escalators.
$66 Million Acquisition – In April 2016, the Company acquired three ALFs / independent living facilities located in Texas (representing 355 operating beds) for approximately $66.0 million and leased them to a new operator to the Company.   The facilities were combined into a 12-year master lease agreement with an initial annual cash yield of 6.8% in year one, increasing to 7.2% in year two, 7.4% in year three with annual escalators of 2.8% thereafter.
$28 Million Capital Renovation Projects – In Q2 2016, the Company invested approximately $28 million under its capital renovation and construction in progress programs.
$50 Million of Mortgage Loan and Note Repayments in Q2 2016 – On April 29, 2016, an existing operator paid $55.4 million to the Company to repay approximately $50.0 million related to several facility mortgages and notes.  As a result, for the three-month period ended June 30, 2016, the Company recorded prepayment penalty income (classified as Mortgage interest income) of approximately $5.4 million.

ASSET DISPOSITIONS AND IMPAIRMENTS

During the second quarter of 2016, the Company sold 11 facilities (seven previously classified as assets held for sale) for approximately $41.4 million in net cash proceeds recognizing a gain of approximately $13.2 million.  Four of the 11 facility sales resulted from an existing operator of Omega exercising its options to purchase four facilities with a carrying value of approximately $15 million which were held for sale at March 31, 2016 for approximately $24 million.
During the three-month period ending June 30, 2016, the Company recorded approximately $6.9 million in provisions for impairment and moved four additional facilities to assets held for sale.  As of June 30, 2016, the Company had 22 facilities, totaling $52.5 million, classified as held for sale.  The Company expects to sell these facilities over the next few quarters.

DIVIDENDS

On July 14, 2016, the Board of Directors declared a common stock dividend of $0.60 per share, increasing the quarterly common dividend by $0.02 per share over the prior quarter, to be paid August 15, 2016 to common stockholders of record on August 1, 2016.

2016 ADJUSTED FFO GUIDANCE REVISED
The Company revised its 2016 annual Adjusted FFO to be between $3.36 and $3.40 per share.  The table below outlines Omega's 2016 quarterly guidance for Adjusted FFO:
2016 Adjusted FFO Guidance Range per common share
	Q1 Actual	Q2 Actual	Q3	Q4	Full Year
Adjusted FFO	$0.83	$0.87	$0.83 - $0.84	$0.83 - $0.86	$3.36 - $3.40

The Company's Adjusted FFO guidance for 2016 includes approximately $773 million of combined new investments and planned capital renovation projects completed through June 30, 2016.  It also includes approximately $400 million of potential new investments which may close in 2016; however, it excludes the impact of gains and losses from the sale of assets, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition and merger related costs, provisions for uncollectable receivables and stock-based compensation expense.  A reconciliation of the Adjusted FFO guidance to the Company's projected GAAP earnings is provided on schedules attached to this press release.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.
The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company's control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in restricted stock amortization expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results and potential new investments.

CONFERENCE CALL
The Company will be conducting a conference call on Wednesday, August 3, 2016 at 10 a.m. Eastern to review the Company's 2016 second quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the "Omega Healthcare's Second Quarter 2016 Earnings Call."
To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the "earnings call" icon on the Company's home page.  Webcast replays of the call will be available on the Company's website for two weeks following the call.

*   *   *   *   *   *
Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of June 30, 2016, Omega has a portfolio of investments that includes over 900 properties located in 42 states and the United Kingdom and operated by 84 different operators.
FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega's or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.
Omega's actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of any of Omega's operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages and impede the ability of to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega's credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a REIT; (ix) Omega's ability to manage, re-lease or sell any owned and operated facilities, if any; (x) Omega's ability to sell closed or foreclosed assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) risks relating to the integration of Aviv's operations and employees into Omega and the possibility that the anticipated synergies and other benefits of the combination with Aviv will not be realized or will not be realized within the expected timeframe; (xiii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company's ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms and (xiv) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$7,288,051	$6,743,958
Less accumulated depreciation	(1,131,288)	(1,019,150)
Real estate properties – net	6,156,763	5,724,808
Investments in direct financing leases – net	593,646	587,701
Mortgage notes receivable	625,134	679,795
	7,375,543	6,992,304
Other investments	199,806	89,299
	7,575,349	7,081,603
Assets held for sale – net	52,451	6,599
Total investments	7,627,800	7,088,202

Cash and cash equivalents	32,959	5,424
Restricted cash	13,833	14,607
Accounts receivable – net	214,036	203,862
Goodwill	644,481	645,683
Other assets	73,389	61,231
Total assets	$8,606,498	$8,019,009

LIABILITIES AND EQUITY
Revolving line of credit	$470,000	$230,000
Term loans	1,100,000	750,000
Secured borrowings – net	235,584	236,204
Unsecured borrowings – net	2,356,713	2,352,882
Accrued expenses and other liabilities	329,368	333,706
Deferred income taxes	12,903	15,352
Total liabilities	4,504,568	3,918,144

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 190,440 shares as of June 30, 2016 and 187,399 as of December 31, 2015	19,044	18,740
Common stock – additional paid-in capital	4,707,129	4,609,474
Cumulative net earnings	1,536,129	1,372,522
Cumulative dividends paid	(2,471,192)	(2,254,038)
Accumulated other comprehensive loss	(46,463)	(8,712)
Total stockholders' equity	3,744,647	3,737,986
Noncontrolling interest	357,283	362,879
Total equity	4,101,930	4,100,865
Total liabilities and equity	$8,606,498	$8,019,009

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue
Rental income	$186,454	$163,112	$363,157	$264,076
Income from direct financing leases	15,521	15,020	30,963	29,366
Mortgage interest income	21,371	17,562	37,977	34,141
Other investment income – net	5,478	2,017	9,606	3,548
Total operating revenues	228,824	197,711	441,703	331,131

Expenses
Depreciation and amortization	65,505	59,156	127,938	89,766
General and administrative	8,167	7,435	15,844	11,839
Stock-based compensation	3,665	2,873	6,443	4,483
Acquisition and merger related costs	3,504	47,084	7,275	51,952
Impairment loss on real estate properties	6,893	6,916	41,451	12,898
(Recovery)/provision for uncollectible mortgages, notes and accounts receivable	(1,154)	(7)	3,970	(9)
Total operating expenses	86,580	123,457	202,921	170,929

Income before other income and expense	142,244	74,254	238,782	160,202
Other income (expense)
Interest income	4	7	12	200
Interest expense	(39,651)	(38,248)	(76,873)	(70,607)
Interest – amortization of deferred financing costs	(2,210)	(1,826)	(4,342)	(3,179)
Interest – refinancing gain (costs)	-	1,016	(298)	(8,361)
Realized loss on foreign exchange	-	-	(22)	-
Total other expense	(41,857)	(39,051)	(81,523)	(81,947)

Income before gain on assets sold	100,387	35,203	157,259	78,255
Gain on assets sold – net	13,221	8,802	14,792	8,802
Income from continuing operations before income taxes	113,608	44,005	172,051	87,057
Income taxes	(454)	(539)	(701)	(539)
Net income	113,154	43,466	171,350	86,518
Net income attributable to noncontrolling interest	(5,102)	(2,038)	(7,743)	(2,038)
Net income available to common stockholders	$108,052	$41,428	$163,607	$84,480

Income per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.57	$0.23	$0.87	$0.53
Diluted:
Net income	$0.57	$0.22	$0.86	$0.53

Dividends declared per common share	$0.58	$0.18	$1.15	$1.07

Weighted-average shares outstanding, basic	188,981	182,697	188,604	158,521
Weighted-average shares outstanding, diluted	199,157	194,482	198,754	164,644

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income	$113,154	$43,466	$171,350	$86,518
Deduct gain from real estate dispositions	(13,221)	(8,802)	(14,792)	(8,802)
Sub – total	99,933	34,664	156,558	77,716
Elimination of non-cash items included in net income:
Depreciation and amortization	65,505	59,156	127,938	89,766
Add back non-cash provision for impairments on real estate properties	6,893	6,916	41,451	12,898
Funds from operations	$172,331	$100,736	$325,947	$180,380

Weighted-average common shares outstanding, basic	188,981	182,697	188,604	158,521
Restricted stock and PRSUs	1,254	2,796	1,215	1,628
Omega OP Units	8,922	8,989	8,935	4,495
Weighted-average common shares outstanding, diluted	199,157	194,482	198,754	164,644

Funds from operations available per share	$0.87	$0.52	$1.64	$1.10

Adjustments to calculate adjusted funds from operations:
Funds from operations available to common stockholders	$172,331	$100,736	$325,947	$180,380
Deduct one time revenue	—	—	(235)	—
Deduct prepayment fee income from early termination of mortgages	(5,390)	—	(5,390)	—
(Deduct)/add back provision for uncollectible mortgages, notes and accounts receivables	(1,154)	(7)	3,970	(9)
(Deduct)/add back interest refinancing expense	—	(1,016)	298	8,361
Add back acquisition costs	3,504	47,084	7,275	51,952
Add back non-cash stock-based compensation expense	3,665	2,873	6,443	4,483
Adjusted funds from operations	$172,956	$149,670	$338,308	$245,167

Adjustments to calculate funds available for distribution:
Non-cash interest expense	2,179	1,857	4,279	3,277
Capitalized interest	(1,405)	(403)	(3,125)	(423)
Non-cash revenues	(19,766)	(14,990)	(36,975)	(24,377)
Funds available for distribution	$153,964	$136,134	$302,487	$223,644

Funds From Operations ("FFO"), Adjusted FFO and Funds Available for Distribution ("FAD") are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission's Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company's core portfolio as a REIT. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent.  The Company's computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company's securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

2016 ADJUSTED FFO GUIDANCE RECONCILIATION
The following table presents a reconciliation of Omega's guidance regarding Adjusted FFO to projected GAAP earnings. Omega may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

2016 Quarterly Adjusted FFO Guidance Range (per diluted common share)
	Q3	Q4	Full Year
Net Income	$0.49 - $0.50	$0.49 - $0.52	$1.84 - $1.88
Depreciation	0.32	0.32	1.28
Gain on assets sold	-	-	(0.07)
Real estate impairments	-	-	0.21
FFO	$0.81 - $0.82	$0.81 - $0.84	$3.26 - $3.30
Adjustments:
Transaction costs	-	-	0.04
Provision for uncollectible accounts	-	-	0.02
One-time cash items in FFO	-	-	(0.03)
Stock-based compensation expense	0.02	0.02	0.07
Adjusted FFO	$0.83 - $0.84	$0.83 - $0.86	$3.36 - $3.40

Note: All per share numbers rounded to 2 decimals. This table should be read in conjunction with the notes to the preceding table under "2016 Adjusted FFO Guidance Revised" section.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended June 30, 2016:
	As of June 30, 2016			As of June 30, 2016
Balance Sheet Data	Total # of Properties (2)	Total Investment ($000's)	% of Investment	# of Operating Properties	# of Operating Beds
Real Property (1)	856	$7,307,251	86%	866	86,035
Direct Financing Leases	58	593,646	7%	57	5,695
Loan Receivable	50	625,134	7%	50	5,225
Total Investments	964	$8,526,031	100%	973	96,955

Investment Data	Total # of Properties (2)	Total Investment ($000's)	% of Investment	# of Operating Properties	# of Operating Beds	Investment per Bed ($000's)
Skilled Nursing Facilities/Transitional Care (1)	855	$7,273,454	85%	857	89,580	$81
Senior Housing (3)	109	1,252,577	15%	116	7,375	$170
	964	$8,526,031	100%	973	96,955	$88

(1) Total Investment includes a $19.2 million lease inducement and excludes $52.5 million of properties classified as assets held for sale.
(2) Total # of Properties excludes properties classified as assets held for sale.
(3) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Six Months Ended
	June 30, 2016		June 30, 2016
Rental Property (1)	$186,454	82%	$363,157	82%
Direct Financing Leases	15,521	7%	30,963	7%
Mortgage Notes	21,371	9%	37,977	9%
Other Investment Income- net	5,478	2%	9,606	2%
	$228,824	100%	$441,703	100%

Revenue by Facility Type

	Three Months Ended		Six Months Ended
	June 30, 2016		June 30, 2016
Skilled Nursing Facilities/Transitional Care (1)	$198,967	87%	$387,695	88%
Senior Housing	24,379	11%	44,402	10%
Other	5,478	2%	9,606	2%
	$228,824	100%	$441,703	100%

(1) Includes $0.8 million and $1.5 million reductions for lease inducements for the three and six months ended June 30, 2016.

Operator Concentration by Investment ($000's)	As of June 30, 2016
	Total # of Properties (1)	Total Investment (2)	% of Investment
Ciena Healthcare	68	$906,107	11%
New Ark Investment, Inc.	58	600,864	7%
Maplewood Real Estate Holdings, LLC	12	509,547	6%
Saber Health Group	46	481,950	6%
CommuniCare Health Services, Inc.	35	390,997	5%
Genesis Healthcare	57	358,630	4%
Daybreak Venture, LLC	53	354,178	4%
Health & Hospital Corporation	44	304,719	3%
Diversicare Healthcare Services	35	276,381	3%
Healthcare Homes	35	273,057	3%
Remaining 74 Operators	521	4,069,601	48%
	964	$8,526,031	100%

(1) Total # of Properties excludes properties classified as assets held for sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $52.5 million of properties classified as assets held for sale.

Geographic Concentration by Investment ($000's)	Total # of Properties (1)	Total Investment (2)	% of Investment
Ohio	87	$846,027	10%
Texas	108	777,195	9%
Florida	90	678,674	8%
Michigan	48	617,987	7%
California	58	522,039	6%
Pennsylvania	43	466,293	6%
Indiana	59	406,429	5%
Virginia	16	290,717	3%
North Carolina	31	254,492	3%
South Carolina	21	244,738	3%
Connecticut	6	239,189	3%
Mississippi	19	229,047	3%
Remaining 30 states (3)	343	2,680,147	31%
	929	8,252,974	97%
United Kingdom	35	273,057	3%
	964	$8,526,031	100%
(1) Total # of Properties excludes properties classified as assets held for sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $52.5 million of properties classified as assets held for sale.
(3) # of states and Investment includes New York City 2nd Ave development project.

Revenue Maturities ($000's)		As of June 30, 2016
Operating Lease Expirations & Loan Maturities	Year	2016 Lease Revenue	2016 Interest Revenue	2016 Lease and Interest Revenue	%
2016		$2,050	$-	$2,050	0.3%
2017		8,646	-	8,646	1.1%
2018		51,610	1,382	52,992	6.6%
2019		2,963	-	2,963	0.4%
2020		6,814	361	7,175	0.9%
2021		12,012	-	12,012	1.5%

Note: Based on calendar year 2016 contractual revenues.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	As of March 31, 2016
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended March 31, 2016	51.8%	38.6%	9.6%
Three-months ended December 31, 2015	53.1%	37.5%	9.4%
Three-months ended September 30, 2015	52.7%	37.2%	10.1%
Three-months ended June 30, 2015	51.6%	38.9%	9.5%
Three-months ended March 31, 2015	51.0%	39.7%	9.3%

Operator Census and Coverage		Coverage Data
	Occupancy (1)	Before Management Fees	After Management Fees

Twelve-months ended March 31, 2016	82.2%	1.75x	1.37x
Twelve-months ended December 31, 2015	82.5%	1.78x	1.40x
Twelve-months ended September 30, 2015	81.9%	1.79x	1.40x
Twelve-months ended June 30, 2015	81.9%	1.80x	1.41x
Twelve-months ended March 31, 2015	82.3%	1.78x	1.38x

(1) Based on available (operating) beds.

The following table presents a debt maturity schedule as of June 30, 2016:
Debt Maturities ($000's)	Secured Debt		Unsecured Debt
Year	HUD Mortgages (1)	Other Term Loan (2)	Line of Credit and Term Loans (3)(4)	Senior Notes/Other (5)(7)	Sub Notes (6)	Total Debt Maturities
2016	$-	$-	$-	$-	$-	$-
2017	-	-	-	-	-	-
2018	-	-	-	-	-	-
2019	-	180,000	1,750,000	-	-	1,930,000
2020	-	-	-	-	-	-
2021	-	-	350,000	-	20,000	370,000
2022	-	-	250,000	-	-	250,000
Thereafter	55,584	-	-	2,350,000	-	2,405,584
	$55,584	$180,000	$2,350,000	$2,350,000	$20,000	$4,955,584

(1) Mortgages guaranteed by HUD.
(2) On July 25, 2016, the Company repurchased the debt and eliminated it in its consolidated financial statements going forward.
(3) Reflected at 100% borrowing capacity.
(4) $1.75 billion is comprised of a: $200 million Tranche A-1 term loan, $100 million term loan to Omega's operating partnership, $200 million Tranche A-2 term loan and $1.25 billion revolving credit facility (excluding a $250 million accordion feature) assuming the exercise of existing extension rights.
(5) Excludes net discounts of $16.8 million and $3.0 million promissory note.
(6) Excludes $0.6 million of fair market valuation adjustments.
(7) On July 12, 2016, Omega issued $700 million of 4.375% Senior Notes due 2023.

The following table presents investment activity for the three– and six– month period ended June 30, 2016:

Investment Activity ($000's)	Three Months Ended		Six Months Ended
	June 30, 2016		June 30, 2016
Funding by Investment Type	$ Amount	%	$ Amount	%
Real Property	$211,606	86%	$627,710	81%
Construction-in-Progress	9,297	4%	23,823	3%
Capital Expenditures	18,591	7%	35,048	5%
Other	8,500	3%	86,348	11%
Total	$247,994	100%	$772,929	100%